UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TIAA-CREF MUTUAL FUNDS
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TIAA-CREF
PRESS RELEASE

TIAA-CREF Institutional Mutual Funds Files Preliminary Proxy Materials to Reorganize
and Streamline Its Retail Mutual Funds

NEW YORK, April 21, 2006 – TIAA-CREF Institutional Mutual Funds filed a preliminary proxy statement today with the Securities and Exchange Commission (“SEC”) to reorganize each series of the TIAA-CREF Mutual Funds (the “Retail Funds”) into a corresponding series of TIAA-CREF Institutional Mutual Funds (the “TIAA-CREF Funds”). The fully independent Boards of Trustees of the TIAA-CREF Institutional Mutual Funds and the TIAA-CREF Mutual Funds (which are comprised of the same members) each unanimously approved this proposal and recommends that Retail Fund shareholders vote FOR the reorganizations.

The proposed reorganizations are part of TIAA-CREF’s previously-announced plan to create a single, streamlined family of funds with consistent and sustainable pricing, greater efficiencies and a continued high level of shareholder services.

“Combining funds that are substantially identical in management style and portfolio characteristics enables us to offer consistent and sustainable pricing, greater efficiencies and a continued high level of shareholder services,” said Padel Lattimer, Director of TIAA-CREF Asset Management. “This reorganization will allow us to continue offering high quality, lower cost Funds that cover their costs of operation to our shareholders for the foreseeable future.”

As described in the proxy materials, the reorganization proposal is designed to:
•	Reduce investor confusion through the consolidation of duplicative funds with similar names and investment objectives and strategies;
•	Enable shareholders to benefit over the long term from future economies of scale that are expected to result from combining the assets of the Retail and TIAA-CREF Funds;
•	Maintain overall fees at a level that keeps the combined Funds competitive with the lower-priced offerings in the industry, while reflecting the costs associated with operating the Funds and maintaining a high level of service to Fund shareholders;
•	Provide continuity of investment management, since both the Retail and TIAA-CREF Funds are managed by the same investment adviser and portfolio management teams; and
•	Allow for the exchange of Fund shares through a process that is intended to qualify as a tax-free event for Retail Fund shareholders for federal income tax purposes.

Under the proposal, which will be voted upon at a Special Meeting of Shareholders on August 8, 2006 by shareholders owning Retail Fund shares as of May 18, 2006, the record date, each of the 11 Retail Funds would be combined with an existing, corresponding TIAA-CREF Fund that has a very similar or identical investment objective, principal investment strategies; investment restrictions; and portfolio composition; and is managed by the same portfolio management team.

-- more –

The proposal affects only the following Funds:

Current Retail Mutual Fund	Corresponding TIAA-CREF Fund
International Equity Fund
Growth Equity Fund
Growth & Income Fund
Equity Index Fund
Social Choice Equity Fund
Managed Allocation Fund
Bond Plus Fund
Short-Term Bond Fund
High-Yield Bond Fund
Tax-Exempt Bond Fund
Money Market Fund	Institutional International Equity Fund
Institutional Large-Cap Growth Fund
Institutional Growth & Income Fund
Institutional Equity Index Fund
Institutional Social Choice Equity Fund
Institutional Managed Allocation Fund II
Institutional Bond Plus Fund II
Institutional Short-Term Bond Fund II
Institutional High-Yield Bond Fund II
Institutional Tax-Exempt Bond Fund II
Institutional Money Market Fund

It does not affect 99% of TIAA-CREF’s assets under management, including any of the following TIAA-CREF products:

•           College Retirement Equities Fund (CREF) accounts
•           The TIAA Real Estate Account
•           The TIAA Traditional Annuity
•           After-tax annuities
•           Variable life insurance products

Retail Fund shareholders eligible to vote will receive a definitive proxy statement in late May, which they should read because it will contain important information about the reorganizations and the TIAA-CREF Funds. Once they are filed with the SEC, the definitive proxy statement and all other relevant documents will be available, free of charge, at the SEC’s website and at www.tiaa-cref.org.

TIAA-CREF clients who are unsure if they own any of the affected Funds can speak to an individual consultant in TIAA-CREF’s counseling center by calling 1-800-842-2776.

ABOUT TIAA-CREF

TIAA-CREF is a national financial services organization and the leading provider of retirement services in the academic, research, medical and cultural fields. TIAA-CREF has over $370 billion in combined assets under management (12/31/05). Further information can be found at www.tiaa-cref.org.

MEDIA CONTACT

Katherine Miller
202-637-8949
Kamiller@tiaa-cref.org